EMPLOYMENT AGREEMENT

FRANK T. CROHN



AGREEMENT made this 8th day of April, 1996, between AMVESTORS FINANCIAL CORPORATION ("AMV") and FRANK T. CROHN (the "Employee"). In consideration of their mutual promises, the parties agree as follows:
          1.      Term.
                   Unless  terminated  earlier,  as provided below,  the term of this Agreement shall begin on April 8, 1996, and end with the close of business on April 7, 1998.
          2.      Employment.
                   AMV agrees to have Financial  Benefit Life Insurance  Company
("FBL") employ Employee and to cause him, for the term of this Agreement, to be elected a director and maintained, to the extent he remains able, as Chairman of the Board of Directors of FBL, Annuity International Marketing Corporation and The Insurancemart, Inc.
                   a.      Employee, in addition, shall serve as the Chairman of
any subsidiary corporation of AMV that the Board
of Directors of AMV may reasonably request.
                   b.      The place of employment and any service shall be only
Boca Raton, Florida or its immediate vicinity,
unless Employee agrees otherwise.
                   c. During the period of employment,  Employee's  duties shall be to consult with, and advise, management and the Board of Directors of FBL in marketing matters and insurance company administration, but shall not be obliged to devote more than five hundred (500) hours per year to all FBL activities and duties.
                   d.      Employee may serve as director in companies not
affiliated with AMV.
                   e. Employee shall be furnished,  at his election,  a suitable office in Boca Raton, Florida. He shall be furnished a full-time secretary of his own choosing for his exclusive use and such work area as he may designate for such secretary at a reasonable cost.
          3.      Compensation.
                   a.      Current Salary.
                     AMV agrees to authorize FBL to pay Employee for his
services compensation of $200,000 per year, subject to
increases as determined by the Board of FBL, and, subject to such withholding of taxes and other amounts as may be required by law, payable in equal periodic installments in accordance with FBL policy.
                   b.      Stock Options.
                     At the inception of this Agreement, Employee shall be granted 75,000 non-qualified stock options under AMV's 1989 Non-qualified Stock Option Plan, at the market price at the time of issue.
          4.      Fringe Benefits.
                   Employee  shall be entitled to  participate in all group life and group health insurance programs, and all other fringe benefits, retirement plans and stock option plans that FBL may, in its sole and absolute discretion, elect to make available to employees of FBL, other than the Incentive Bonus Agreement and the Bonus Compensation Agreement.
          5.      Expenses.
                   AMV  agrees  to  allow  FBL to  reimburse  the  Employee  for reasonable and necessary expenses incurred by him on FBL's business. In addition, AMV agrees to authorize FBL to furnish to Employee the same automobile furnished to Employee by Financial Benefit Group (and any replacement made necessary) including insurance, maintenance, and fuel, for his business and personal use, and the right to purchase it at book value on termination of this Agreement.
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          6.      Life Insurance.
                   There are now four life insurance policies on Employee's life held by Financial Benefit Group, Inc. Upon execution of this Agreement, Employee may purchase these four policies at their then cash values.
          7.      Illness or Disability.
                   In the event of the  illness,  accident  or other  disability
(mental or physical) of the Employee during the period of employment, which necessitates his absence, the compensation payable to him pursuant to Section 3(a) shall nonetheless continue for a perio d of up to six (6) months following such illness, accident or disability, but in no event beyond December 31, 1997 April 7, 1998.
          8.      Payment upon Expiration by Death or Expiration of Term.
                   Upon the death of Employee during the period of employment, or the expiration of the original term as provided in this Agreement, the obligation of AMV or FBL to make payments under this Agreement shall cease, except to the extent that Employee or his Executors, Administrators or other legal representatives, or the Beneficiary, shall be entitled to receive, as applicable:
                     (1) Employee's current compensation due and unpaid, adjusted to the date of death or contractual expiration; and
(2) Repayment of any reasonable expense sums advanced by the Employee.
9. Termination of Employment. Notwithstanding the above, Employee's employment may, prior to expiration, be terminated "for cause" which shall mean:
a. Conviction
of a felony involving moral turpitude or conviction of any crime involving fraud or embezzlement, which conviction shall become a final determination.
b.
Material breach of this Agreement where such breach shall not be remedied within thirty (30) days after a written notice to Employee specifying the cause, which notice shall be specifically and previously authorized by vote of two-thirds of the full Board of Directors of AMV or FBL as applicable at a duly assembled meeting of the Board. Any termination due to this Section 9(b) shall relate back to the date of such notice.
c. The gross negligence or willful misconduct of Employee in the performance of his duties hereunder.
10. Non-Competition.
Employee agrees that he will not,  during the period of employment,  and for one
(1) year after,  without AMV's consent:
a. Compete  directly or indirectly with
AMV or its subsidiaries, including but not limited to, acceptance of employment with any other life insurance company.
b. Attempt to entice away from AMV or its subsidiaries on behalf of any parties whatsoever, or, employ or otherwise contract with or retain, directly or indirectly, any employee who was employed by AMV or any of its subsidiaries at any time during one (1) year prior to such attempt or employment.
11. Prior Agreement. All prior employment agreements of Employee with Financial Benefit Group, Inc. and its affiliates and all benefits thereunder are canceled upon the effectiveness of this Agreement.
12. Notices.
Any notice or any other communications required or permitted to be given under this Agreement shall be in writing and mailed certified mail, return receipt requested by U.S. Mail, or sent by Federal Express, or personally delivered, against receipt of the party receiving such notice. 13.Assignability. This Agreement shall not be assignable by AMV or Employee. In the event there is a merger or consolidation involving AMV, the entity resulting from the merger or consoli-
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dation, shall be liable under this Agreement, and his full compensation shall be payable for the remaining term if he is not designated to the positions and given duties described in Article 2 of this Agreement.
14. Mitigation.
If AMV
in any way breaches this Agreement, or fails to cause its subsidiaries or affiliates, or their Board of Directors to adhere to all the terms above set forth in this Agreement, Employee shall be entitled to the full money payments as and when set forth and payable under this Agreement. Employee shall be under no duty whatsoever to mitigate damages on AMV's breach. IN WITNESS WHEREOF, the parties hereto execute this Agreement as of this 8th day of April, 1996.



AMVESTORS FINANCIAL CORPORATION



By:_____________________________
                              Title:__________________________




--------------------------------


Frank T. Crohn


















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